Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT ANNOUNCES NEW $200 MILLION

SHARE REPURCHASE PROGRAM

Completes $75 Million Share Repurchase Program

Credit Facility Increased to $450 Million

PARSIPPANY, NJ – October 13, 2006 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) announced today that its Board of Directors authorized a new $200 million, multi-year share repurchase program. “Prospects for long-term growth and continued cash flow generation, combined with increased flexibility under our credit facility, provide an opportunity for Jackson Hewitt to reinvest in the business as well as deliver value to shareholders through further share repurchases,” said Michael Lister, Chairman and Chief Executive Officer.

The Company also announced the completion of its previously authorized $75 million share repurchase program and the amendment of its credit facility, which increased capacity to $450 million, extended the maturity to 2011 and reduced the cost of debt.

Since its initial public offering in 2004, Jackson Hewitt has returned over $160 million in share repurchases and dividends, delivering to shareholders over 100% of the prior year net income in each of the past two years.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,000 franchised and company-owned offices throughout the United States during the 2006 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

This press release contains statements including, but not limited to, those statements related to prospects for long-term growth and cash flow generation and the Company’s share repurchase program, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; the Company’s ability to maintain its quarterly dividend at the current level, government initiatives that simplify tax return preparation, improvements in the timing and efficiency of processing tax returns or a decrease in the number of tax returns filed

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

or the size of tax refunds; government legislation and regulation of the industry and products and services, including refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers and retailers; the Company’s compliance with revolving credit facility covenants; the Company’s exposure to litigation; the seasonality of the Company’s business and its effect on the stock price; and the effect of market conditions within the tax return preparation industry.

Additional information concerning these and other risks that could impact the Company’s business can be found in the Company’s Annual Report on Form 10- K for the fiscal year ended April 30, 2006 and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or the Company’s website. The Company assumes no obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:

Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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